Exhibit 3.69

CLINICAL LAB SERVICES, LLC

CERTIFICATE OF FORMATION

This Certificate of Formation is being executed on June 8, 2015 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

l.	The name of the limited liability company is Clinical Lab Services, LLC.

2.

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3.	This Certificate of Formation shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Clinical Lab Services, LLC this 8th day of June, 2015.

CLINICAL LAB SERVICES, LLC

By:	/s/ Cristopher B. Capel
Cristopher B. Capel, Authorized Person

CLINICAL LAB SERVICES, LLC

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF FORMATION

1.    The name of the limited liability company is Clinical Lab Services, LLC.

2.    The Certificate of Formation of the limited liability company is hereby amended by deleting Article 1 in its entirety and replacing it with the following:

“I. The name of the limited liability company is Q Squared Solutions Holdings LLC.”

3.    This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 24th day of June, 2015.

CLINICAL LAB SERVICES, LLC

By:	/s/ Santiago Estrada
Name: Santiago Estrada
Authorized Person